Exhibit 99.1

BROADRIDGE REPORTS THIRD QUARTER FISCAL YEAR 2013 RESULTS

Reaffirms Full Year Guidance and Repurchased Approximately 5% of Diluted Shares Outstanding

in the First Nine Months of Fiscal Year 2013

LAKE SUCCESS, N.Y., May 7, 2013 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the third quarter of its fiscal year 2013. For the three months ended March 31, 2013, the Company reported revenues of $577 million, GAAP net earnings from continuing operations of $43 million, Non-GAAP net earnings from continuing operations of $50 million, GAAP diluted earnings per share from continuing operations of $0.35, and Non-GAAP diluted earnings per share from continuing operations of $0.39. This compares with revenues of $547 million, GAAP net earnings from continuing operations of $18 million, Non-GAAP net earnings from continuing operations of $41 million, GAAP diluted earnings per share from continuing operations of $0.14, and Non-GAAP diluted earnings per share from continuing operations of $0.32 for the comparable quarter of the previous fiscal year.

Our fiscal year 2013 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, and restructuring charges. In addition, our fiscal year 2012 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, impairment charges, and IBM Migration costs. The significant Non-GAAP adjustments to our results are described in more detail below.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am pleased with our third quarter results. For the quarter compared to the same period last year, our total and recurring revenues grew 5%, and our Non-GAAP net earnings from continuing operations and Non-GAAP diluted earnings per share from continuing operations both grew approximately 22%, despite the continuing market challenges. Recurring revenue closed sales were up 50% and we continue to make progress on the large pending sales. We remain confident in our ability to achieve our full year closed sales guidance which will require closing at least one of the large pending transactions. Our sales pipeline remains robust and our client revenue retention rate remains high at approximately 99%.” Mr. Daly concluded, “We believe we are in a great position to complete fiscal year 2013 with strong operating results and the momentum to position us well for fiscal year 2014 and beyond. The solid foundation we’ve built based on a diverse set of leading products and services, a service profit chain culture built on strong values, a trusted brand, and a continued commitment to drive efficiency, is expected to deliver attractive and sustainable total shareholder return over the long-term through revenue growth, expanding margins and strong free cash flows. We remain committed to an effective capital stewardship program to create shareholder value through an attractive dividend payout, strategic tuck-in acquisitions, and opportunistic share repurchases demonstrated by our repurchase of approximately 5% of our diluted outstanding shares in the first nine months of this fiscal year.”

Financial Results for Third Quarter Fiscal Year 2013

For the third quarter of fiscal year 2013, revenues increased 5% to $577 million, compared to $547 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $16 million including net new business (defined as closed sales less client losses) and higher distribution revenues of $13 million. GAAP pre-tax margins from continuing operations of 11.7% increased compared to 5.3% for the same period last year primarily due to the impact of the $21 million impairment charge on the Penson Worldwide, Inc. (“Penson”) note receivable (the “Penson Note Receivable impairment charge”) and $6 million of IBM Migration costs in the prior year. Non-GAAP pre-tax margins from continuing operations were 13.4% compared to 11.7% for the same period last year.

For the third quarter of fiscal year 2013, GAAP net earnings from continuing operations of $43 million increased 140%, compared to $18 million for the same period last year, primarily due to the impact of the aforementioned Penson Note Receivable impairment charge and IBM Migration costs in the prior year. Non-GAAP net earnings from continuing operations were $50 million, an increase of 22% compared to $41 million for the same period last year. GAAP diluted earnings per share from continuing operations increased to $0.35 per share, compared to $0.14 per share in the third quarter of fiscal year 2012. Non-GAAP diluted earnings per share from continuing operations were $0.39 compared to $0.32 in the third quarter of fiscal year 2012. The Penson Note Receivable impairment charge, IBM Migration costs, and Acquisition Amortization and Other Costs decreased GAAP diluted earnings per share by $0.11, $0.03, and $0.04, respectively, in the prior year.

For the third quarter of fiscal year 2013, the Company repurchased 2 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $22.73 per share.

Analysis of Third Quarter Fiscal Year 2013

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased $30 million, or 8%, to $404 million in the third quarter of fiscal year 2013 compared to the third quarter of fiscal year 2012. Higher recurring fee revenues contributed $16 million and higher distribution revenues contributed $13 million. The positive contribution from recurring fee revenues was driven primarily by net new business. Operating margin increased by 2.7 percentage points to 12.6% as a result of higher recurring revenues and strategic initiatives.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased to $170 million in the third quarter of fiscal year 2013 compared to $169 million in the third quarter of fiscal year 2012. The increase was driven by net new business offset by lower trade volumes and the decline in revenues resulting from the outsourcing services contract with Apex Clearing Corporation (“Apex”) replacing the terminated outsourcing services contract with Penson. Operating margin increased, as expected, by 2.3 percentage points to 16.9% as a result of revenue mix.

Other

Pre-tax loss from continuing operations decreased by $21 million in the third quarter of fiscal year 2013, due to the Penson Note Receivable impairment charge of $21 million in the same period last year.

Financial Results for Year-to-Date Fiscal Year 2013

For the nine months ended March 31, 2013, revenues increased $63 million, or 4%, to $1,566 million, compared to $1,503 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $34 million including net new business, acquisitions, higher distribution revenues of $25 million and higher event-driven fee revenues of $6 million. GAAP pre-tax margins from continuing operations of 7.7% improved compared to 4.4% for the same period last year as a result of a $24 million decline in Restructuring and Impairment Charges and a $13 million decline in IBM Migration costs as compared to the same period last year. Non-GAAP pre-tax margins from continuing operations were 9.3% compared to 8.6% in the same period last year.

For the nine months ended March 31, 2013, GAAP net earnings from continuing operations of $78 million increased 86% compared to $42 million in the comparable period last year. Non-GAAP net earnings from continuing operations were $94 million compared to $83 million in the comparable period last year. GAAP diluted earnings per share from continuing operations increased to $0.62 per share compared to $0.33 per share for the comparable period last year. Non-GAAP diluted earnings per share from continuing operations were $0.74 per share compared to $0.65 per share for the comparable period last year. The impairment charges and IBM Migration costs decreased GAAP diluted earnings per share by $0.16 and $0.06, respectively, in the same period last year.

During the first nine months of fiscal year 2013, our recurring revenue closed sales of $58 million decreased 26% from last year’s comparable period. Free cash flow was $37 million. In addition, the Company repurchased approximately 6 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $23.21 per share.

Share Repurchase Plan Authorization

On April 30, 2013, the Board authorized an additional stock repurchase program for the repurchase of up to 6 million shares of Broadridge common stock. With this authorization, the Company currently has approximately 10 million shares available for repurchase under its share repurchase plans. The share repurchases will be made in the open market or in privately negotiated transactions in compliance with applicable legal requirements and other factors.

Fiscal Year 2013 Financial Guidance

We are reaffirming our full year guidance. We anticipate recurring revenue growth in the range of 4% to 7% and total revenue growth in the range of 3% to 4%, GAAP earnings from continuing operations before income taxes margins in the range of 13.8% to 14.4%, and Non-GAAP earnings from continuing operations before income taxes margins in the range of 15.1% to 15.7%.

We anticipate GAAP diluted earnings per share from continuing operations in the range of $1.60 to $1.70, and Non-GAAP diluted earnings per share from continuing operations in the range of $1.76 to $1.86, based on diluted weighted-average shares outstanding of approximately 128 million shares. Our free cash flow is expected to be in the range of approximately $200 million to $250 million. Our recurring revenue closed sales are expected to be in the range of $110 million to $150 million.

The Non-GAAP earnings margins guidance range excludes the projected impact of Acquisition Amortization and Other Costs, and restructuring charges. The Non-GAAP pre-tax earnings margins and diluted earnings per share guidance ranges increased from the guidance we provided in August 2012 as a result of the exclusion of the impact of Acquisition Amortization and Other Costs which were not excluded in the guidance we provided in August 2012. Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.

Description of Non-GAAP Adjustments:

Non-GAAP Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Net earnings, diluted earnings per share and pre-tax earnings margins excluding Acquisition Amortization and Other Costs, Restructuring and Impairment Charges and IBM Migration costs are Non-GAAP measures. These measures are adjusted to exclude costs incurred by the Company in connection with amortization and other charges associated with the Company’s acquisitions, the termination of the Outsourcing Services Agreement with Penson and the migration of its data center to IBM, as Broadridge believes this information helps investors understand the effect of these items on reported results and provides a better representation of our actual performance.

Free cash flow is a Non-GAAP measure and is defined as cash flow from operating activities, less capital expenditures and purchases of intangibles. Management believes this Non-GAAP measure provides investors with a more complete understanding of Broadridge’s underlying operational results.

These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this press release is a reconciliation of Non-GAAP measures presented in this press release to the comparable GAAP measures.

Acquisition Amortization and Other Costs

Acquisition Amortization and Other Costs represent amortization charges associated with intangible asset values as well as other deal costs associated with the Company’s acquisitions. Our Non-GAAP results exclude the impact of the costs the Company incurred in connection with acquisitions. The Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and nine months ended March 31, 2013 and 2012, respectively.

Restructuring and Impairment Charges

For the three and nine months ended March 31, 2013, there were $4 million and $8 million, respectively, in pre-tax charges primarily related to restructuring charges as a result of the termination of the outsourcing services contract with Penson. These charges are recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and nine months ended March 31, 2013.

In fiscal year 2012, Broadridge reviewed its investment in the Penson common stock for impairment during the second and third fiscal quarters. Based on the Company’s review, factoring in the level of decline in the fair value of the Penson common stock, management determined that the market value of the Penson common stock would not equal or exceed the cost basis of its investment within a reasonable period of time. After consideration of the severity and duration of this decline in fair value as well as the reasons for the decline in value, the Company recorded, in the Other segment in the Condensed Consolidated Statements of Earnings for the three and nine months ended March 31, 2012, other-than-temporary impairment charges of $1 million and $11 million, respectively, and established a new cost basis for this investment.

In fiscal year 2012, Broadridge and its former wholly owned subsidiary, Ridge Clearing and Outsourcing Solutions, Inc. (“Ridge”), entered into a Restructuring Support Agreement (“RSA”) with Penson and certain of its subsidiaries. The RSA provided for proposed transactions related to the restructuring of Penson’s outstanding indebtedness, including the five-year subordinated note receivable from Penson in the principal amount of $21 million issued by Penson to Broadridge as part of the consideration in the sale of the Ridge clearing contracts to Penson. As a part of Penson’s debt restructuring, Broadridge agreed to cancel this note receivable in exchange for additional shares of Penson’s common stock, and the Company recorded a $21 million charge in the Other segment in the Condensed Consolidated Statements of Earnings for the three and nine months ended March 31, 2012, which included accrued interest on the note receivable.

IBM Migration Costs

In March 2010, Broadridge entered into an Information Technology Services Agreement with International Business Machines (“IBM”) under which IBM provides us with certain aspects of our information technology infrastructure. Our fiscal year 2012 Non-GAAP results exclude the impact of the costs the Company incurred in connection with the migration of our data center to IBM (the “Migration”). The Migration costs are recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings for the nine months ended March 31, 2012. The more significant mainframe Migration was successfully completed at the end of our 2012 fiscal year resulting in a pre-tax charge of $25 million.

Earnings Conference Call

An analyst conference call will be held today, Tuesday, May 7th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and operations outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $4.5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,200 full-time associates in 13 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2013 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “2012 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2012 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

Senior Director, Head of Investor Relations

(516) 472-5491

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Revenues	$576.7	$547.0	$1,565.7	$1,503.2

Cost of revenues	426.2	420.8	1,203.8	1,186.2
Selling, general and administrative expenses	79.0	70.6	229.1	208.8
Impairment charges	—	22.5	—	32.2
Other expenses, net	3.8	4.3	11.8	10.4

Total expenses	509.0	518.2	1,444.7	1,437.6

Earnings from continuing operations before income taxes	67.7	28.8	121.0	65.6
Provision for income taxes	24.3	10.7	43.5	24.0

Net earnings from continuing operations	43.4	18.1	77.5	41.6
Loss from discontinued operations, net of tax benefit	—	(1.4)	—	(1.4)

Net earnings	$43.4	$16.7	$77.5	$40.2

Basic Earnings per share:
Basic earnings per share from continuing operations	$0.36	$0.15	$0.63	$0.34
Basic loss per share from discontinued operations	—	(0.01)	—	(0.01)

Basic earnings per share	$0.36	$0.14	$0.63	$0.33

Diluted earnings per share: Diluted earnings per share from continuing operations	$0.35	$0.14	$0.62	$0.33
Diluted loss per share from discontinued operations	—	(0.01)	—	(0.01)

Diluted earnings per share	$0.35	$0.13	$0.62	$0.32

Weighted-average shares outstanding:
Basic	121.2	124.0	122.4	123.8
Diluted	125.0	128.4	125.9	127.4
Dividends declared per common share	$0.18	$0.16	$0.54	$0.48

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	March 31, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$182.2	$320.5
Accounts receivable, net of allowance for doubtful accounts of $1.9 and $6.5, respectively	412.2	370.7
Other current assets	116.9	86.2

Total current assets	711.3	777.4
Property, plant and equipment, net	80.9	79.0
Goodwill	777.8	780.0
Intangible assets, net	121.9	143.3
Other non-current assets	230.0	207.9

Total assets	$1,921.9	$1,987.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$130.2	$102.2
Accrued expenses and other current liabilities	191.3	260.6
Deferred revenues	127.7	47.5

Total current liabilities	449.2	410.3
Long-term debt	524.5	524.4
Deferred taxes	53.5	63.2
Deferred revenues	42.8	38.3
Other non-current liabilities	80.9	100.9

Total liabilities	1,150.9	1,137.1

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.4 shares and 152.9 shares, respectively; outstanding, 120.4 and 124.8 shares, respectively	1.5	1.5
Additional paid-in capital	787.3	739.4
Retained earnings	698.1	686.1
Treasury stock: at cost, 34.0 and 28.1 shares, respectively	(718.7)	(580.0)
Accumulated other comprehensive income	2.8	3.5

Total stockholders’ equity	771.0	850.5

Total liabilities and stockholders’ equity	$1,921.9	$1,987.6

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Investor Communication Solutions	$404.2	$374.0	$1,070.5	$1,003.8
Securities Processing Solutions	169.6	169.3	487.3	488.8
Other	0.1	0.4	0.1	0.5
Foreign currency exchange	2.8	3.3	7.8	10.1

Total	$576.7	$547.0	$1,565.7	$1,503.2

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Investor Communication Solutions	$50.8	$36.9	$94.5	$55.9
Securities Processing Solutions	28.7	24.8	58.1	72.8
Other	(15.9)	(36.6)	(42.9)	(72.2)
Foreign currency exchange	4.1	3.7	11.3	9.1

Total	$67.7	$28.8	$121.0	$65.6

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Earnings from Continuing Operations before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$77.2	$63.9	$146.1	$130.0
Acquisition Amortization and Other Costs	(5.7)	(6.9)	(17.0)	(19.6)
Restructuring and Impairment Charges	(3.8)	(22.5)	(8.1)	(32.2)
IBM Migration Costs	—	(5.7)	—	(12.6)

Earnings from Continuing Operations before Income Tax (GAAP)	$67.7	$28.8	$121.0	$65.6

Pre-tax Margins (Non-GAAP)	13.4%	11.7%	9.3%	8.6%
Pre-tax Margins (GAAP)	11.7%	5.3%	7.7%	4.4%

	Net Earnings from Continuing Operations
	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Adjusted Net Earnings from Continuing Operations (Non-GAAP)	$49.5	$40.6	$93.6	$82.8
Acquisition Amortization and Other Costs, net of taxes	(3.7)	(4.4)	(10.9)	(12.5)
Restructuring and Impairment Charges, net of taxes	(2.4)	(14.4)	(5.2)	(20.6)
IBM Migration Costs, net of taxes	—	(3.7)	—	(8.1)

Net Earnings from Continuing Operations (GAAP)	$43.4	$18.1	$77.5	$41.6

	Diluted Earnings Per Share from Continuing Operations
	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Adjusted Diluted Earnings Per Share from Continuing Operations (Non-GAAP)	$0.39	$0.32	$0.74	$0.65
Acquisition Amortization and Other Costs, net of taxes	(0.02)	(0.04)	(0.08)	(0.10)
Restructuring and Impairment Charges, net of taxes	(0.02)	(0.11)	(0.04)	(0.16)
IBM Migration Costs, net of taxes	—	(0.03)	—	(0.06)

Diluted Earnings Per Share from Continuing Operations (GAAP)	$0.35	$0.14	$0.62	$0.33

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT from Continuing Operations Reconciliation

(In millions)

	Q3 YTD FY13	FY13 Guidance Range
	Actual	Low	High
EBIT (Non-GAAP)	$140	$353	$377
Acquisition Amortization and Other Costs	17	22	22
Interest and Other	(11)	(17)	(21)

Total EBT (Non-GAAP)	146	358	378
Acquisition Amortization and Other Costs	(17)	(22)	(22)
Restructuring Charges	(8)	(10)	(10)

Total EBT (GAAP)	$121	$326	$346

EBIT Margins (Non-GAAP)	8.9%	14.9%	15.7%
EBT Margins (Non-GAAP)	9.3%	15.1%	15.7%
EBT Margins (GAAP)	7.7%	13.8%	14.4%

NOTE: Amounts in this table may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2013 Guidance

(In millions, except per share amounts)

	FY13 Guidance Range (a)
	Low	High
Adjusted Earnings from Continuing Operations before Income Taxes (Non-GAAP)	$358	$378
Acquisition Amortization and Other Costs	(22)	(22)
Restructuring Charges	(10)	(10)

Earnings from Continuing Operations before Income Taxes (GAAP)	$326	$346

Pre-tax Margins (Non-GAAP)	15.1%	15.7%
Pre-tax Margins (GAAP)	13.8%	14.4%

	FY13 Guidance Range (a)
	Low	High
Adjusted Diluted EPS from Continuing Operations (Non-GAAP)	$1.76	$1.86
Acquisition Amortization and Other Costs	(0.11)	(0.11)
Restructuring Charges	(0.05)	(0.05)

Diluted EPS from Continuing Operations (GAAP)	$1.60	$1.70

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	Q3 YTD FY13	FY13 Guidance Range (a)
	Actual	Low	High
Net Earnings from Continuing Operations (GAAP)	$78	$205	$218
Depreciation and amortization (includes other LT assets)	71	95	105
Stock-based compensation expense	21	31	31
Other	3	(5)	5

Subtotal	173	326	359
Working capital changes	(41)	(15)	(15)
Long-term assets & liabilities changes	(59)	(60)	(50)

Net cash flow provided by continuing operating activities	73	251	294
Cash Flows From Investing Activities
Capital expenditures and software purchases	(36)	(55)	(45)

Free cash flow (Non-GAAP)	$37	$196	$249

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.